UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8‑K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 22, 2016
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National Storage Affiliates Trust
(Exact name of registrant as specified in its charter)

Maryland	001‑37351	46-5053858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5200 DTC Parkway, Suite 200 Greenwood Village, Colorado, 80111 (Address of principal executive offices)

(720) 630-2600
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre‑commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre‑commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))
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Items 1.01 and 3.02 Entry into a Material Definitive Agreement and Unregistered Sales of Equity Securities.
On December 31, 2015, NSA OP, LP, a Delaware limited partnership (the "Operating Partnership"), issued an aggregate of 85,130 units of limited partnership interest (or "OP units") to persons related to Kevin Howard Real Estate Inc., d/b/a Northwest Self Storage ("Northwest"), and Guardian Storage Centers, LLC ("Guardian"). Guardian and Northwest serve as participating regional operators ("PROs") for National Storage Affiliates Trust (the "Company"). Kevin M. Howard, who controls Northwest serves as a member of the Company's board of trustees. The OP units were issued in exchange for cash payments made by Guardian and Northwest in the amounts of approximately $0.4 million and $1.0 million, respectively, to the Operating Partnership during 2014 and 2015 in respect of outstanding principal on outstanding borrowings that were previously assumed by the Operating Partnership.
On January 4, 2016, the Operating Partnership acquired out of the captive pipeline three self-storage properties (the "SOP Portfolio") for approximately $5.9 million in cash and the issuance of 458,835 OP units and 17,943 subordinated performance units. The contributors of the SOP Portfolio includes an affiliate of SecurCare Self Storage Inc. ("SecurCare") which serves as a PRO and is also controlled by Arlen Nordhagen, the chairman of the Company's board of trustees and its chief executive officer. In addition, 26,200 LTIP units that were previously granted to SecurCare and Mr. Nordhagen vested in connection with this transaction.
On January 22, 2016, the Operating Partnership acquired out of the captive pipeline one self-storage property ("Fondren") for approximately $2.2 million in cash and the issuance of 120,776 subordinated performance units to an affiliate of SecurCare.
On February 8, 2016, the Operating Partnership entered into contribution agreements with parties related to Hide-Away Storage Services, Inc. (“Hide-Away”) to acquire a portfolio of 14 self-storage properties (the "Hide-Away Portfolio"). The transaction is expected to close in the second quarter of 2016, following the satisfaction of customary closing conditions. In connection with this transaction, the Operating Partnership is expected to issue approximately $60.0 million in OP units and subordinated performance units, assume approximately $42.0 million in principal amount of mortgage debt and pay $6.4 million in cash to pay indebtedness and fees associated with the contributed properties. The cash portion of the purchase price is expected to be funded with borrowings under our revolving line of credit. The number of OP units and subordinated performance units expected to be issued at the closing (which is subject to adjustments for customary real-estate closing prorations) will be determined pursuant to a formula set forth in the contribution agreements.
On February 22, 2016, the Operating Partnership acquired from an unrelated third-party seller a portfolio of five self-storage properties (the "Granite Clover Portfolio") for approximately $20.2 million in cash and the issuance of 513,433 OP units.
Beginning one year after each issuance, the OP units issued by the Operating Partnership are redeemable at the option of the holders thereof for a cash amount per OP unit equal to the market value of an equivalent number of common shares of beneficial interest of the Company. The Company has the right, but not the obligation, to assume and satisfy the redemption obligation of the Operating Partnership by issuing one common share in exchange for each OP unit tendered for redemption. Subordinated performance units are convertible into OP units beginning two years following the completion of the Company's initial public offering and then (i) at the holder's election only upon the achievement of certain performance thresholds relating to the properties to which such subordinated performance units relate or (ii) at the Company's election upon a retirement event of a PRO that holds such subordinated performance units or upon certain qualifying terminations. Vested LTIP units are eligible to be converted into OP units on a one-for-one basis upon the satisfaction of conditions set forth in the Operating Partnership's agreement of limited partnership. The Company has elected to report early the private placement of its common shares that may occur if the

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Company elects to assume the redemption obligation of the Operating Partnership as described above in the event that OP units are in the future tendered for redemption.
Each of the issuances described above were or will be exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL STORAGE AFFILIATES TRUST

By:	/s/ TAMARA D. FISCHER
Tamara D. Fischer
Executive Vice President and Chief Financial Officer

Date: February 26, 2016

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